UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material under §240.14a-12

FIRST HORIZON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FREQUENTLY ASKED QUESTIONS

First Horizon – TD Transaction

For First Horizon Associates

TD Bank Group and First Horizon Corporation announced that they have signed a definitive agreement for TD to acquire First Horizon. The transaction is subject to regulatory approvals and is expected to close in early 2023. The following document is designed to help answer questions that may arise from associates, clients, and community partners.

KEY POINTS

-	TD will acquire First Horizon for $25 share. The transaction is expected to close in early 2023.
-	6th largest U.S. bank with approximately $614 billion in assets.
-	This combination is a great fit with adjacent states, complementary businesses, shared cultural and risk-management alignment.
-	TD will invest in our businesses and markets with new capabilities and broader resources which will accelerate growth through broader client offerings.
-	TD is committed to retaining First Horizon client-facing bankers with no planned closures of First Horizon branches in connection with the transaction.
-	First Horizon and TD share a common belief that we thrive when the communities in which we live, and work thrive. TD is committed to growing presence and investments across the communities in which First Horizon operates.

TOP-LINE

•	What news did First Horizon and TD announce?

TD announced on February 28, 2022, that it has signed a definitive agreement to acquire First Horizon for $25/share.

•	What are some of the most important aspects of the deal I should know about?
•	After legal close, we will operate under the TD name, with U.S. headquarters in Cherry Hill, N.J.
•	Memphis will serve as an important hub for TD in the Southeast.
•	TD plans to maintain a presence in all of First Horizon’s markets with plans to expand in First Horizon’s key growth markets.
•	This is a growth story - Working with the First Horizon team, TD plans to invest in the Southeastern region and help us serve First Horizon clients with a broader portfolio of offerings.
•	The companies have complementary footprints with little overlap.

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•	On a pro forma basis excluding merger adjustments, TD’s U.S. franchise[1] will be the 6th largest U.S. bank, with approximately $614 billion in assets, $469 billion in deposits a network of 1,560 banking centers, serving over 10.7 million U.S. clients across 22 states.

•	Who is TD?

TD is currently one of the 10 largest banks in the U.S. providing more than nine million customers with a full range of retail, small business and commercial banking products and services at approximately 1,100 convenient locations throughout the Northeast, Mid-Atlantic, Metro D.C., the Carolinas and Florida. TD is also a member of TD Bank Group and a subsidiary of The Toronto-Dominion Bank of Toronto, Canada, which is a top 10 financial services company in North America. TD is committed to delivering everything customers would expect from a bank—plus, everything they wouldn’t—while also protecting the health and well-being of customers and colleagues in today’s environment. TD believes its greatest asset is its people and is committed to making a meaningful and positive contribution to the colleagues, customers and communities it serves.

We have long respected TD as a leader in U.S. banking and are confident that their continued and growing investments in our local markets will extend our long history of client and community support.

Over the past two decades, TD has made numerous acquisitions in the U.S. They have continued to invest in those businesses, grown their customer base and created opportunity for their people. They have committed to doing the same here, and their track record gives us great confidence in the future.

•	Why is TD interested in First Horizon?

TD recognizes the value of our great franchise – with deep client relationships and incredible talent - and believes in our ability to grow. They also believe that with their resources and capabilities we can accelerate that growth.

•	What will Bryan Jordan’s role be moving forward?

Following the closing of the transaction Bryan Jordan will be appointed Vice Chair, TD Bank Group, reporting to Bharat Masrani, Group President and Chief Executive Officer, and will join the TD Senior Executive Team. At closing, Bryan will also be named to the TD Bank U.S. Board of Directors as a director and Chair. He will continue to be based in Memphis.

•	Who will lead the combined company?

Leo Salom, who leads TD Bank, America’s Most Convenient Bank® U.S. operations will lead the combined TD and First Horizon teams.

The TD U.S. Bank Group makes decisions for the United States franchise with an executive team and their own Board of Directors.

1 TD Group US Holdings and First Horizon as of December 31, 2021

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TIMING

•	First Horizon just completed a major merger and conversion with IBERIABANK, why do this now?

We were not actively looking to sell as we believe in our future and potential. TD was impressed with the business we built, and this transaction opens new avenues and pathways to growth that would have taken us years to achieve on our own. Through this powerful combination, we will continue to be aligned on vision, purpose and strategy.

CULTURE

•	How do the cultures of the two companies compare?

First Horizon and TD are a strong fit, especially in terms of culture and risk framework. That was a key consideration in making this deal. Both organizations:

•	Believe in the power of great bankers to drive great outcomes and invest in their people and skills.
•	Are client-centric and market-centric, focused on supporting the millions we serve.
•	Are committed to the communities in which we live and work. In fact, TD will deploy its resources to grow our local investments, including an announcement made this morning to contribute $40 million to the First Horizon Foundation.

•	Will we remain market-centric?

Yes. TD is committed to growing its presence and investments across the states in which First Horizon operates. Once the transaction is completed, Memphis will be a regional hub for TD, supporting clients and operations and contributing directly to the local economy.

Both organizations are focused on building deep client and community connections on the ground in each of the markets we serve.

•	What is TD’s credit philosophy?

Much like First Horizon, TD has a client-centric approach that is focused on finding ways to grow with clients by supporting them through the cycle with creative solutions. A collaborative relationship between the line and credit risk builds strong relationships and excellent communication to be able to respond to clients’ needs. TD also views risk management as a joint responsibility. A bigger balance sheet will allow for greater capacity to offer our clients larger commitments to support their growth and greater ability to lead syndicated facilities.

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JOBS AND OPPORTUNITY

•	How does this impact my job? Will there be layoffs?

We have a long road ahead to get the regulatory and shareholder approvals we need. We expect to close in early 2023. Until then, we will operate business as usual.

As we get closer, we will share more about the future operating model. It is important to know:

•	TD is also committed to retaining First Horizon client-facing bankers, with no planned branch closures as a result of the transaction. In fact, TD wants to invest and grow with us.
•	TD is a larger organization, with over 3,000 current job openings in the U.S. TD also plans to hire over 2,000 technology roles globally in 2022. First Horizon associates will see new opportunities for career growth and development as part of a larger organization, which will number over 95,000 people globally.
•	To match TD’s minimum wage, First Horizon has decided to raise our minimum wage to $18/hour, effective April 10, 2022.

•	Will all operations be consolidated into New Jersey or Canada?

No. While we will be looking for synergies to run an efficient organization, TD has associates and teams in various locations. Our goal is to provide clarity as soon as we can, although we expect that will take a few months as we work through the details.

•	Will any banking centers close?

No. Highlighted in the announcement is that TD committed to retaining all client-facing bankers with no planned closures of First Horizon banking centers in connection with the transaction.

•	The synergy numbers announced in their press release say 33% cost savings – is that all people?

In every transaction, achieving synergies to run an efficient and effective combined organization is a priority. However, synergies involve more than people such as real estate, technology, procurement, product development, etc. That said, some jobs will be impacted, and TD is committed to sharing more information about job opportunities as soon as possible.

TD is a large organization with over 3,000 job openings in the U.S. TD also plans to hire over 2,000 technology roles globally in 2022.

•	If my position is eliminated, will I receive a severance package?

We have a long road ahead to have the deal approved. Until the closing, we will operate business as usual. For jobs that are eliminated as a result of the transaction, TD will pay benefits according to First Horizon’s severance plan. Details regarding severance plans will be shared at future meetings.

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•	How will First Horizon associates’ tenure be handled post close?

First Horizon associates’ tenure will be grandfathered once the transaction closes.

•	Will my role and responsibilities change?

Today’s announcement will have no impact on your current day-to-day responsibilities. If any changes are made, you will be notified well in advance. We recognize that change can be stressful, but we ask that everyone keep an open mind and a positive attitude and to remember that we are many months away from closing and that it is business as usual for now.

•	Will our benefit plans change?

Until legal closing, no changes will occur to your benefits. The human resources team will hold meetings with associates in the coming months to discuss specific details about TD’s robust programs including health, retirement, and time off benefits.

•	Will I report to the same manager or department?

Today’s announcement will have no impact on your current reporting structure. Until the transaction closes, First Horizon and TD will continue to operate as separate, independent companies.

•	What operating systems will we use?

Decisions on operating systems will be communicated as they are available.

•	What are the plans to integrate the two companies?

Details about the integration plans will be shared as they are available.

•	How will we stay informed during this transition?

We recognize that change can be stressful. We are committed to keeping open lines of communication with you throughout the transition.

CLIENT QUESTIONS

•	If my clients ask me a question about the merger, how should I respond?

There are three important points to make:

1.	At this time, business as usual. No action is required, and closing is not expected to occur for another year.
2.	This transaction will bring us an enhanced product portfolio and new capabilities to serve our clients. You can highlight the benefits that TD brings to First Horizon including enhanced products, capabilities, and technology to serve First Horizon clients, a broader portfolio of offerings and a legendary customer service model to support its culture of client service.
3.	TD is committed to the local markets and communities – will invest within our footprint and will maintain our heritage of deep local connections.

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For additional details about the transaction, please direct clients to the news release and other information as we deploy them on our website. A communication on the announcement will go out to commercial and consumer clients later this week. Additionally, we will provide clients with a tremendous amount of information in the coming months.

•	How will clients be informed about any branch closings?

There are no planned closures as a result of this transaction, and we expect TD to make investments for growth in the months/years following close.

COMMUNITY COMMITMENTS

•	Will this transaction impact our community initiatives?

We share a common belief that we thrive when our communities thrive. Both companies’ longstanding commitments to serve their communities will remain central to the combined organization’s future. TD has committed to fund the First Horizon Foundation with $40 million.

•	Is TD active in local communities?

Yes. They are committed to supporting the communities in which we live and work.

TD’s purpose, to enrich the lives of our customers, colleagues, and communities, is embedded in the Bank’s strategy and is reflected in its unique and inclusive culture.

The TD Ready Commitment brings TD’s philanthropy, people, and business together to deliver positive impact in local markets. As part of this work, TD set a target of contributing $775 million in the markets in which it operates by 2030. TD has made more than $110 million in philanthropic donations to community organizations from 2018-2021.

MISCELLANEOUS

•	Will we get to meet TD leaders?

Yes, TD leaders are eager to meet the First Horizon team.

•	If a media representative calls or visits my branch with questions about the merger, what do I do?

Please send all media or other outside parties’ inquiries to Beth Ardoin, SEVP, Chief Communications Officer for First Horizon at beth.ardoin@firsthorizon.com, (337) 521-4701 or cell (337) 278-6868.

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Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, with respect to First Horizon Corporation (“First Horizon”)’s beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “target”, “plan”, “estimate,” “should,” “likely,” “will,” “going forward” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of First Horizon, and many of which, with respect to future business decisions and actions, are subject to change and which could cause actual results to differ materially from those contemplated or implied by forward-looking statements or historical performance. Examples of uncertainties and contingencies include factors previously disclosed in First Horizon’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) as well as the following factors, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between First Horizon and The Toronto-Dominion Bank (“TD”); the outcome of any legal proceedings that may be instituted against First Horizon or TD, including potential litigation that may be instituted against First Horizon or its directors or officers related to the proposed transaction or the definitive merger agreement between First Horizon and TD related to the proposed transaction; the timing and completion of the transaction, including the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; interloper risk; the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of First Horizon; certain restrictions during the pendency of the merger that may impact First Horizon’s ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; reputational risk and potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; First Horizon’s success in executing its business plans and strategies and managing the risks involved in the foregoing; currency and interest rate fluctuations; exchange rates; success of hedging activities; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; general competitive, economic, political and market conditions; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; other actions of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation and legislative and regulatory actions and reforms; the pandemic created by the outbreak of COVID-19 and its variants, and resulting effects on economic conditions, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; and other factors that may affect future results of First Horizon.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. Additional factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in First Horizon’s Annual Report on Form 10-K for the year ended December 31, 2020, and in its subsequent Quarterly Reports on Form 10-Q filed with the SEC and available in the “Investor Relations” section of First Horizon’s website, http://www.first horizon.com, under the heading “SEC Filings” and in other documents First Horizon files with the SEC.

Important Other Information

In connection with the proposed transaction, First Horizon intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A.

This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF FIRST HORIZON ARE URGED TO READ, WHEN AVAILABLE, ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING FIRST HORIZON’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST HORIZON AND THE PROPOSED TRANSACTION.

Investors and shareholders of First Horizon will be able to obtain a free copy of the proxy statement as well as other relevant documents filed with the SEC without charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Clyde A. Billings Jr., First Horizon Corporation, 165 Madison, Memphis, TN 38103, telephone (901) 523-4444.

Participants in the Solicitation

First Horizon and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding First Horizon’s directors and executive officers is available in the proxy statement for its 2021 annual meeting of shareholders, which was filed with the SEC on March 15, 2021, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.